MEMORANDUM OF AGREEMENT made and entered into on the 8th day of April, 1997.



BETWEEN: ROYALSTAR RESOURCES LTD., a body politic duly incorporated, having its principal office at 1055
                W. Hastings Street, Suite 1400, Vancouver, British Columbia V6E 2E9, herein acting and represented by John M. Young, its President, and by John W.W.
                Hick, Chairman of the Independent Committee of the Board of Directors, duly authorized as they so declare (hereinafter referred to as the "VENDOR");

                                  PARTY OF THE FIRST PART


AND:            GLOBEX MINING ENTERPRISES INC., a body
                politic duly incorporated, having its principal office at 146 - 14th Street, Rouyn-Noranda, Quebec J9X 2J3, herein acting and represented by Jack Stoch, its President, duly authorized as he so declares
                (hereinafter referred to as the "PURCHASER");

                                   PARTY OF THE SECOND PART



                  WHEREAS the Purchaser wishes to acquire all of the issued and outstanding shares in the capital stock of Gold Capital Corporation, a Colorado corporation (hereinafter referred to as "GOLD CAP");


                  WHEREAS the Vendor owns 4,419,110 common shares in the capital stock of Gold Cap, representing approximately 49% of the issued and outstanding voting shares in the capital stock of Gold Cap (hereinafter referred to as the "GOLD CAP SHARES");


                  WHEREAS, pursuant to an offer made by the Purchaser to the Vendor dated December 4, 1996, which offer was accepted by the Vendor on December 5, 1996, the Purchaser agreed to purchase from the Vendor and the Vendor agreed to sell to the Purchaser all of the Gold Cap Shares at a purchase price of U.S. $0.80 per share (hereinafter referred to as the "ACCEPTED OFFER");

                  WHEREAS, pursuant to, and in accordance with, the terms of the Accepted Offer, the Vendor has agreed to sell the Gold Cap Shares to the Purchaser and the parties wish to set forth hereinbelow their agreement with respect to same; and


                  WHEREAS the Purchaser has agreed to cause Gold Cap to repay all agreed upon amounts owing by Gold Cap to the Vendor as set out in the audited financial statements of Gold Cap for the period ending December 31, 1996 and the parties wish to set forth hereinbelow their agreement with respect to same;


NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.       AGREEMENT TO PURCHASE

1.1 Subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell, assign and transfer to the Purchaser at the Time of Closing (as hereinafter defined) on the Closing Date (as hereinafter defined) and the Purchaser agrees to purchase from the Vendor at the Time of Closing on the Closing Date all of the Gold Cap Shares.

1.2 The aggregate purchase price for the Gold Cap Shares shall be U.S. $3,535,288.00 or U.S. $0.80 per share.

1.3 Subject to Section 10.3 hereof, payment of the purchase price for the Gold Cap Shares shall be paid by the Purchaser to the Vendor in full at the Time of Closing on the Closing Date by certified cheque or other means acceptable to the Vendor.

2.       REPAYMENT OF DEBTS OWED TO THE VENDOR

2.1 Subject to Section 2.2 hereof, at the Effective Date (as hereinafter defined), the Purchaser shall cause Gold Cap (or the company created from the Merger (as hereinafter defined)) to repay all agreed upon amounts owing by Gold Cap to the Vendor as set out in the audited financial statements of Gold Cap for the period ending December 31, 1996.

2.2 Prior to the Closing Date, the Vendor shall reduce the amounts owing from Gold Cap to the Vendor to eighty per cent (80%) of such amounts. Such reduction shall be accomplished by means of a contribution to capital within the meaning of Section 108(e)(6) of the Code (as hereinafter defined) in form and substance acceptable to the Purchaser, such that Gold Cap does not incur any discharge of indebtedness income thereby. At or prior to the Closing Date, the Vendor shall execute a forgiveness document in order to confirm and to give effect to the foregoing. The Purchaser and the Vendor hereby agree that the amount currently owed to the Vendor by Gold Cap is U.S. $760,000.00. If any part of the foregoing amount is disputed by Gold Cap, such disputed amount shall only be due and payable once the Vendor has provided the Purchaser with evidence of the bona fide nature of the indebtedness.

3.       REPRESENTATIONS OF THE VENDOR

3.1 Subject to Section 3.3 hereof, the Vendor hereby represents and warrants as follows and hereby acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the consummation by the Purchaser of the transactions contemplated in and by this Agreement:

         (a) GOOD TITLE: The Vendor is the owner, beneficially and of record, of the Gold Cap Shares with good and marketable title thereto, free and clear of any claim, lien, mortgage, security interest or encumbrance of any nature or kind whatsoever, and as such, has the exclusive right and full power to sell, transfer and assign the Gold Cap Shares to the Purchaser free and clear of any claim, lien, mortgage, security interest or encumbrance of any nature or kind whatsoever. In addition, no person has any agreement or option or any right capable of becoming an agreement for the purchase of any of the Gold Cap Shares (other than the Purchaser hereunder). Except as disclosed in Schedule 3.1(a), there is no suit, action or other legal proceeding of any sort pending which could in any manner restrain or prevent the Vendor from effectually and legally transferring the Gold Cap Shares to the Purchaser at the Time of Closing on the Closing Date, free and clear of all claims, liens, mortgages, security interests and encumbrances of any nature or kind whatsoever, or any action or proceeding, the effect of which would be to cause a claim, lien, mortgage, security interest or encumbrance of any nature or kind whatsoever to attach to any of the Gold Cap Shares or to divest title to the Gold Cap Shares in any manner whatsoever, or to make the Purchaser, Gold Cap, the Vendor or any of them liable for damages as a result of the execution and delivery of this Agreement or the completion of the transactions contemplated herein and the Vendor knows of no such action or proceeding threatened in connection with any of the foregoing.

         (b) NO CONTRAVENTION, ETC.: The execution and delivery of this Agreement by the Vendor and the observance and performance of the terms and provisions of this Agreement on the part of the Vendor to be observed and performed do not constitute a violation of any applicable law or a violation or a breach of either the Vendor's or Gold Cap's constating documents or by-laws or any provision of any contract, indenture, undertaking or other instrument to which the Vendor or Gold Cap is a party or by which the Vendor or Gold Cap is bound, or any statute, rule, by-law or regulation applicable to the Vendor or Gold Cap, nor does such execution, delivery, observance or performance constitute a default (or would with the passage of time or the giving of notice or both, or otherwise, constitute a default) under any contract, agreement or instrument to which the Vendor or Gold Cap is a party or by which the Vendor or Gold Cap is bound.

          (c) BINDING AGREEMENT: This Agreement and all other documents, instruments and agreements referred to herein have been duly and validly executed and delivered by the Vendor and constitute valid and legally binding agreements enforceable against the Vendor in accordance with their respective terms, except that the rights and remedies of the Purchaser hereunder may be subject to and affected by the law relating to bankruptcy, insolvency, re-organization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement, or such other document, instrument or agreement.

          (d) DULY SUBSISTING: Each of the Vendor and Gold Cap is duly incorporated and is a valid and subsisting corporation in good standing under the laws of its jurisdiction (being, respectively, Canada and the State of Colorado) and under the laws of each jurisdiction in which it carries on business.

         (e) GOOD STANDING: Each of the Vendor and Gold Cap has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease and operate the properties and assets now owned, leased and operated by it. Each of the Vendor and Gold Cap is duly qualified to do business and to own, lease and operate its properties and assets and at the Closing Date shall be in good standing in every jurisdiction in which the character of the business conducted, or the nature of the properties owned, leased or operated by it, makes such qualification necessary.

         (f) NO BANKRUPTCY/INSOLVENCY: At the Closing Date, neither the Vendor nor Gold Cap will be insolvent, nor have committed any act of bankruptcy or the like, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy or the like filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver or the like appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress or the like become enforceable or become levied upon any of its property.

         (g) BOOKS AND RECORDS COMPLETE: The books of account and financial records of Gold Cap have been kept in accordance with applicable law on a consistent basis and fairly and correctly set out and disclose in all material respects the current financial position of Gold Cap. All transactions involving Gold Cap have been accurately recorded in such books and records.

         (h) NO JUDGMENTS: There are no judgments or executions outstanding against Gold Cap nor are there any suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations affecting the business, operations, prospects, property or affairs of Gold Cap pending or threatened against Gold Cap, other than as set out in
                  Schedule 3.1(h).

         (i) REGULATORY COMPLIANCE: The business of Gold Cap, namely mining, has been, and is now being, conducted and operated in compliance, in all material respects, with all statutes, by-laws, regulations, orders, covenants, restrictions or plans of all state, federal or local authorities, agencies, boards or licensing bodies applicable to Gold Cap and its business. There is no threatened suspension, cancellation or invalidation of any approval, license, permit or certificate held by Gold Cap in connection with its business.

         (j) SUBSIDIARY: Schedule 3.1(j) lists each corporation, partnership, joint venture and other similar entities in which Gold Cap holds more then a five per cent (5%) ownership interest (hereinafter referred to as the "GOLD CAP SUBSIDIARIES").

         (k) AUTHORIZED CAPITAL: The authorized and issued capital stock of Gold Cap consists of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 6,961,624 common shares and no preferred shares (and no more) were issued and outstanding as at November 5, 1996. All such issued and outstanding shares are fully paid and non-assessable and have been issued in accordance with all applicable securities legislation.

         (l)      APPROVALS: As at the Time of Closing on the Closing
                  Date, all necessary corporate action, proceedings and consents of the Vendor and its shareholders relating to the transfer of the Gold Cap Shares to the Purchaser contemplated herein will have been taken and approved.

         (m)      ENVIRONMENTAL MATTERS:

                  (a)    Except as disclosed in Schedule 3.1(m)(a), Neither
                  Gold Cap nor any of the Gold Cap Subsidiaries has (x) placed or disposed of any Hazardous Substances (as defined below) on, under, from or at any of Gold Cap's or any of the Gold Cap Subsidiaries' properties or any other properties (hereinafter referred to as the "PROPERTIES") currently or formerly owned or operated by Gold Cap or any of the Gold Cap Subsidiaries including, without limitation, the Tonkin Springs project, consisting of unpatented mining claims, unpatented millsites, leases, improvements, permits, water rights, mines, fixtures and equipment, all located in Eureka County, Nevada (hereinafter referred to as the "PROJECT"), in violation of any applicable Environmental Laws (as defined below), (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, or (z) received any written notice (A) from a court, administrative agency or commission or other federal, state, provincial or local governmental authority or instrumentality domestic or foreign (hereinafter referred to as a "GOVERNMENTAL ENTITY") that Gold Cap or any of the Gold Cap Subsidiaries is in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of Hazardous Substances at the Properties (whether due to past or present operations or other factors or conditions) or any other properties for which Gold Cap or any of the Gold Cap Subsidiaries may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by Gold Cap or any of the Gold Cap Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties. Except as disclosed in Schedule 3.1(m)(a),(i) Gold Cap and the Gold Cap Subsidiaries have conducted their business in compliance with all Environmental Laws; (ii) neither Gold Cap nor any of the Gold Cap Subsidiaries is in violation of or has violated any Environmental Law; (iii) no Environmental Laws require any investigation, work, repairs, construction, remediation, expenditures or response costs of any kind or nature (hereinafter collectively referred to as the "ENVIRONMENTAL OBLIGATION") with respect to the Properties or any of the actions, omissions or business endeavours of Gold Cap or any of the Gold Cap Subsidiaries, nor has Gold Cap or any of the Gold Cap Subsidiaries agreed or committed to any Environmental Obligation; and (iv) to the knowledge of the Vendor, neither Gold Cap nor any of the Gold Cap Subsidiaries nor, any other person, including any previous or other owner, operator, tenant, occupant or user of any real property owned, leased, operated or otherwise occupied by Gold Cap or any of the Gold Cap Subsidiaries at any time, has released, discharged or disposed of any Hazardous Substance on, under, in or about any of the Properties (A) in any quantity or concentration exceeding any limitation, standard or prohibition under any Environmental Law or (B) in such a manner or extent as to require or result in any Environmental Obligation with respect to such property under any Environmental Law.

                  (b) To the best of the Vendor's knowledge, no Environmental Law imposes any obligation upon Gold Cap or the Gold Cap Subsidiaries arising out of or as a condition to any transaction contemplated by the Merger Agreement (as hereinafter defined) including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. Except as set forth in
                  Schedule 3.1(n), no pledges, claims, liens, charges, encumbrances and security interest of any kind or nature whatsoever (hereinafter collectively referred to as the "LIENS") have been placed upon any of Gold Cap's or the Gold Cap Subsidiaries' Properties under any Environmental Law.

                  (c)    For purposes of this Agreement, the term
                  "ENVIRONMENTAL LAWS" shall mean any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, which statutes and regulations shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 9601 et seq., the Federal Water and Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Federal Clean
                  Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. Section 110101 et seq., the Toxic Substances Control Act, as amended, 154 U.S.C. Section 2601-2629, the Safe Drinking Water Act, as amended, 42 U.S.C.
                  Section 330f-300j, and any and all Nevada state law counterparts, and the regulations issued under each of such federal or state statutes. The term "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

                  Notwithstanding any provision to the contrary, there shall be no liability and no payment required to be made by the Vendor to the Purchaser for a breach of its representations and warranties contained in this Section 3.1(m), except for such breaches which result, in the aggregate, in a liability in excess of $5,000. For greater certainty, if the liability of the Vendor exceeds, in the aggregate, the said threshold of $5,000, the full amount of such liability shall be paid to the Purchaser.

         (n)      TITLE TO PROPERTIES:

                  (a) Capitalized terms appearing in this Section 3.1(n), if not defined in this Agreement, shall have the meanings defined in that Loan Agreement among Gold Cap, the Purchaser, U.S. Gold Corporation (hereinafter referred to as the "US GOLD"), Tonkin Springs Venture Limited Partnership (hereinafter referred to as "TSVLP") and Tonkin Springs Gold Mining Company, dated January 16, 1997 (hereinafter referred to as the "GLOBEX LOAN AGREEMENT"). Gold Cap owns an undivided sixty percent (60%) interest in and to the Project pursuant to that Purchase and Sale Agreement between Gold Cap and TSVLP dated December 3, 1993 (hereinafter referred to as the "PURCHASE AND SALE AGREEMENT") and the Mining Venture Agreement (as defined hereinafter). The said Purchase and Sale Agreement and the Mining Venture Agreement are in full force and effect; provided, however, that the parties acknowledge that Gold Cap is in technical default under the Purchase and Sale Agreement and the Mining Venture Agreement as to the performance of certain of Gold Cap's obligations as the manager under the Mining Venture Agreement.

                  (b) (i) Gold Cap owns an undivided sixty percent (60%) interest, and, to the best of the Vendor's knowledge, TSVLP owns an undivided forty percent(40%) interest in and to all of the unpatented lode mining claims comprising a portion of the Project and which are described in Schedule 3.1(n) and, which title is, subject to Liens held by TSVLP and the Purchaser and the Royalties described in Section 3.1(o), superior and paramount to any adverse claim or right of title which may be asserted, subject only to the paramount title of the United States as to any unpatented mining claims and the rights of third parties to such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955.

                         (ii) Gold Cap and TSVLP are tenants in common and hold an undivided one hundred percent (100%) leasehold interest in and to each of the Mining Leases. Each of the Mining Leases is in full force and effect, and the lessee has performed all of its obligations thereunder, and neither party is in default thereunder. To the best of the Vendor's knowledge, the title of the lessor under each of the Mining Leases to the unpatented lode mining claims covered thereby is, subject to Liens held by TSVLP or the Purchaser, and the Royalties described in Section 3.1(o), superior and paramount to any adverse claim or right of title which may be asserted, subject only to the paramount title of the United States as to any unpatented mining claims and the rights of third parties to such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955.

                  (c) With respect to the unpatented lode mining claims listed in Schedule 3.1(n): (1) Gold Cap is in exclusive possession thereof, free and clear of all liens, claims, encumbrances or other burdens on production (other than Permitted Liens, the Lien held by TSVLP pursuant to the TSVLP Security Agreement, Liens held by the Purchaser, and the Royalties described in Section 3.1(o)); (2) the claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (3) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the claims and affidavits evidencing such work were timely recorded; (4) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1997, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded; (5) all filings with the U.S. Bureau of Land Management (hereinafter referred to as "BLM") with respect to the claims which are required under the Federal Land Policy and Management Act of 1976 ("FLPMA") have been timely and properly made, and (6) there are no actions or administrative or other proceedings pending or to the best of the Vendor's knowledge threatened against or affecting the claims. With respect to the unpatented lode mining claims listed in Schedule 3.1(n): (1) Gold Cap is in exclusive possession thereof, free and clear of all liens, claims, encumbrances or other burdens of production (except as set forth in the Mining Leases); (2) to the best of the Vendor's knowledge, the claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (3) to the best of the Vendor's knowledge, assessment work, intended in good faith to satisfy the requirement of state and federal laws and regulations and generally regarded in the mining industry as sufficient for all assessment years up to and including the assessment year ending September 1, 1992 was timely performed on or for the benefit of the claims and affidavits evidencing such work were timely recorded; (4) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1997, have been timely and properly paid, and affidavits or other notices evidencing such payment and required under federal or state laws or regulations have been timely and properly filed and recorded; (5) all filings with the BLM with respect to the claims which are required under FLPMA have been timely and properly made; and (6) there are no actions or administrative or other proceedings pending or to the best of the Vendor's knowledge threatened against or affecting the claims. Nothing herein shall be deemed a representation that any unpatented claims listed in Schedule 3.1(n) contains a discovery of valuable minerals. In addition, with respect to each of the unpatented mining claims listed in Schedule 3.1(n), the Vendor represents that Gold Cap has been remonumented as necessary, and that evidence of such remonumentation has been timely and properly recorded, all in compliance with the provisions of Nevada Revised Statutes
                  Section 517. 030.

                  (d) Gold Cap has good and marketable title to the equipment, machinery, property and fixtures comprising a portion of the Project, as described in Schedule 3.1(n). The lands that are described in Schedule 3.1(n) (hereinafter referred to as the "LANDS") and the equipment, machinery, property and fixtures described in Schedule 3.1(n) constitute all of the properties and assets, tangible or intangible, real or personal, which are used in the conduct of the business of Gold Cap, as such business is currently being conducted and as pertains to the Project. Except as set forth in Schedule 3.1(n), all such properties and assets are owned free and clear of all clouds to title and of all Liens, except Permitted Liens and Liens created under the TSVLP Security Agreement or the Globex Loan Agreement. All equipment, machinery, property and fixtures owned by Gold Cap and described in Schedule 3.1(n) is in various states of repair for normal operation and the Vendor knows of no major defects therein, except for potential climatic deterioration since June 1990. Any and all equipment, machinery, property and fixtures on site at the Project are owned by the Venture, unless specifically excluded in Schedule 3.1(n).

                  (e) None of the employees, officers or directors of the Vendor owns any interest in real property, or any mineral interest or estate therein, within one aerial mile of the exterior boundaries of the Lands or the Project.

                  (f) Gold Cap holds legal and equitable title to or otherwise has water and water rights sufficient to provide water supplies adequate for the conduct of operations at the Project as are currently being conducted and as may be conducted in the future in accordance with the Tonkin Springs Project Joint Venture's 1996 Plan of Operations, No. N64-96-009P, as amended on or before March 5, 1997 (the "Plan of Operations").

                  (g) Gold Cap owns easements, rights-of-way or otherwise holds legal rights of access to the Property sufficient for the conduct of operations at the Project as are currently being conducted and as may be conducted in the future.

         (o)      LEASES AND ROYALTIES:  Capitalized terms appearing in this
                  Section 3.1(o), if not defined in this Agreement, shall have the meanings defined in the Globex Loan Agreement. The Lands are not subject to any leases or other agreements other than the Mining Venture Agreement and the Mining Leases. The Lands are not subject to any Royalties (as hereinafter defined) burdening such Lands, except as set forth in the Mining Leases and other agreements listed in Schedule 3.1(o). For purposes hereof, "ROYALTIES" shall mean all amounts payable as a share of the product or profit from the Lands or any mineral products produced therefrom and includes, without limitation, production payments, net profits interests, net smelter return royalties, landowner's royalties, minimum royalties, overriding royalties and royalty bonuses.

         (p) PARTNERSHIPS AND JOINT VENTURES: The mining venture agreement between Gold Cap and TSVLP, dated December 31, 1993, governing the Project (hereinafter referred to as the "MINING VENTURE AGREEMENT") is in full force and effect and is valid, binding and enforceable by Gold Cap in accordance with its terms (subject to bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting creditors rights and general equity principles), and has not been amended or modified without the prior written consent of the Purchaser. Except as set forth in Schedule 3.1(p), Gold Cap is not in default under any of the provisions of the Mining Venture Agreement, all contributions of Gold Cap under the Mining Venture Agreement have been made and, except as provided therein, Gold Cap has the full and unrestricted rights of a joint venturer, free of any encumbrances, except those created by the Mining Venture

                  Agreement. All organizational, governance, management and financial records, minutes and books pertaining to the joint venture between TSVLP and Gold Cap, as described in the Mining Venture Agreement (hereinafter referred to as the "VENTURE"), the Project or any other activities conducted pursuant to the Mining Venture Agreement are true and complete and fairly and accurately present the material covered thereby. No information provided by Gold Cap as manager of the Venture, to U.S. Gold (or its direct or indirect subsidiaries or affiliates) and used by U.S. Gold in its reports and filings with the Securities and Exchange Commission (hereinafter referred to as the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "'34 ACT"), or included in its Annual Reports to Shareholders or any other public document or statement has contained any untrue statement of a material fact or omitted to state a material fact necessary to make such information, in light of the circumstances under which it was conveyed, not materially misleading.

         (q) ORE RESERVE INFORMATION: The proven and probable ore reserve information of Gold Cap as of December 31, 1996, is set forth in Schedule 3.1(q) and was prepared in accordance with generally accepted definitions, methodology and criteria applicable in the gold mining industry.

         (r) INTELLECTUAL PROPERTY: Gold Cap and the Gold Cap Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, and other proprietary intellectual property rights and computer programs, software and data (hereinafter collectively referred to as the "INTELLECTUAL PROPERTY") which are used in or necessary to the conduct of the business of Gold Cap and the Gold Cap Subsidiaries, as set forth in Schedule 3.1(r). All Intellectual Property listed in Schedule 3.1(r) is free and clear of the claims of others and of all Liens. The conduct of the business of Gold Cap and the Gold Cap Subsidiaries as currently conducted, and the conduct of such business as proposed to be conducted, does not violate, conflict with or infringe the Intellectual Property of any other person. There are no infringement or other claims notified to or pending or threatened against Gold Cap or any of the Gold Cap Subsidiaries.

         (s) LABOUR MATTERS: Except as set forth in Schedule 3.1(s), there are no collective bargaining or other labour union agreements to which Gold Cap or any of the Gold Cap Subsidiaries is a party or by which any of them is bound. Neither Gold Cap nor any of the Gold Cap Subsidiaries has been subject to any labour union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

         (t) INSURANCE: Schedule 3.1(t) sets forth a complete and accurate list and description, including annual premiums and deductibles, of all policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance currently in effect with respect to Gold Cap's business. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Gold Cap, of the kinds, in the amounts and against the risks (i) required to comply with laws and (ii) as management of Gold Cap deems to be adequate. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of Gold Cap have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         (u)      TAXES:

                  (a)    For purposes of this Agreement, (A) "TAX" or
                  "TAXES" means all federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind, including all payroll, employment and other withholding taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) "TAXING AUTHORITY" shall mean any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority; and (C) "RETURN" or "RETURNS" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

                  (b) (A) Gold Cap and each of the Gold Cap Subsidiaries, and any consolidated, combined, unitary or affiliated group of which Gold Cap or any of the Gold Cap Subsidiaries is or has ever been a member (hereinafter referred to as an "AFFILIATED GROUP"), has timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was complete and correct in all material respects at the time of filing and (B) all Taxes, including Taxes for which no Returns are required to be filed
                  (i) of Gold Cap, and each of the Gold Cap Subsidiaries and any Affiliated Group, (ii) for which Gold Cap or any of the Gold Cap Subsidiaries is or could otherwise be held liable, or
                  (iii) which are or could otherwise become chargeable as an encumbrance upon any property or assets of Gold Cap or any of the Gold Cap Subsidiaries (the Taxes referred to in this Section being "Covered Taxes"), have been duly and timely paid.

                  (c) The Vendor has delivered or made available or has caused to be delivered or made available to the Purchaser
                  (A) complete and correct copies of all Returns filed by Gold Cap, each of the Gold Cap Subsidiaries, and each Affiliated Group for taxable periods ending after December 31, 1992 and for all other taxable periods for which the applicable statute of limitations has not yet run and (B) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of Gold Cap, any of the Gold Cap Subsidiaries or any Affiliated Group and relating to Covered Taxes.

                  (d) Except as set forth in Schedule 3.1(u), no Liens for Taxes exist with respect to any of the assets or properties of any of the Gold Cap Subsidiaries or Gold Cap. Except as set forth in Schedule 3.1(u), the Federal income Tax Returns of Gold Cap, each of the Gold Cap Subsidiaries and each Affiliated Group have been examined by the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable year ended on December 31, 1995. All other Returns with respect to income, profits, corporate franchise, receipts, sales, use, excise, property, net worth and capital Taxes, and with respect to all other material Taxes, have been examined by the appropriate Taxing Authority, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable period listed with respect to each such jurisdiction in Schedule 3.1(u). Each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing (or otherwise to the actual knowledge of the Vendor) by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 3.1(u), (A) no Returns with respect to Federal income Taxes or other income Taxes of Gold Cap or any of the Gold Cap Subsidiaries are currently under audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority, (B) no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority and (C) neither the Internal Revenue Service nor any other Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination.

                  (e) Except as set forth in Schedule 3.1(u), (A) no person has made with respect to Gold Cap or any of the Gold Cap Subsidiaries, or with respect to any property held by Gold Cap or any of the Gold Cap Subsidiaries, any consent under
                  Section 341 of the Code, (B) no property of Gold Cap or any of the Gold

                  Cap Subsidiaries is "TAX-EXEMPT USE PROPERTY" within the meaning of Section 168(h) of the Code, (C) neither Gold Cap nor any of the Gold Cap Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, (D) none of the assets of Gold Cap or any of the Gold Cap Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor, (E) none of Gold Cap or any of the Gold Cap Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not deductible under Section 280G of the Code, and (F) none of Gold Cap, any of the Gold Cap Subsidiaries or any other Affiliate of Gold Cap has made any election under Section 13261(g)(2) or Section 13261(g)(3) of the Revenue Reconciliation Act of 1993.

                  (f) Except as set forth in Schedule 3.1(u), there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

                  (g) Schedule 3.1(u) lists each affiliated, consolidated, combined, unitary or aggregate group for purposes of filing Returns or paying Taxes of which Gold Cap or any of the Gold Cap Subsidiaries is or has been a member, the jurisdiction in which such affiliated, consolidated, combined, unitary or aggregate group has or has been required to file a Return that includes Gold Cap, any of the Gold Cap Subsidiaries, or the income, assets or activities of Gold Cap or any of the Gold Cap Subsidiaries, and the corporation and/or other person that is or was responsible for filing such Returns.

                  (h) Except as set forth in Schedule 3.1(u), none of Gold Cap, any of the Gold Cap Subsidiaries or any Affiliated Group is a party to or is bound by any agreement, arrangement or practice with respect to Taxes. Gold Cap has delivered to the Purchaser complete and accurate copies of any such written agreement, arrangement or practice, and complete and accurate descriptions of any such oral agreement, arrangement or practice.

                  (i) Schedule 3.1(u) sets forth as of December 31, 1995 with respect to Gold Cap and the Gold Cap Subsidiaries (1) the tax basis of Gold Cap and the Gold Cap Subsidiaries in their assets; and (2) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution, including a description of any material limitations affecting the use thereof (including but not limited to limitations under Sections

                  382 and 383 of the Code) and a description of the methodology used in computing such limitations.

                  (j) Schedule 3.1(u) lists each state, county, local, municipal or foreign jurisdiction in which Gold Cap or any of the Gold Cap Subsidiaries files, has ever filed, is required to file or has been required to file a Return or is or has been liable for Tax on a "nexus" basis. No claim has ever been made by any other jurisdiction that Gold Cap or any of the Gold Cap Subsidiaries is or may be subject to tax by that jurisdiction.

         (v) BENEFIT PLANS: Except as disclosed in Schedule 3.1(v), there are no pension plans or benefit plans (collectively the "BENEFIT PLANS") established for or by Gold Cap for its employees and there are no outstanding liabilities of Gold Cap in connection with the Benefit Plans disclosed in Schedule 3.1(v).

         (w) CONSENT TO SALE OF GOLD CAP SHARES: No consent of any party to any agreement, contract, commitment or arrangement to which the Vendor or Gold Cap is a party or by which they or any of their respective properties or rights are bound or affected is required in order to consummate the sale of the Gold Cap Shares contemplated herein, save and except for the consents and approvals, if any, listed in Schedule 3.1(w), all of which consents and approvals shall have been obtained by the Time of Closing on the Closing Date.

         (x) NO UNDISCLOSED FACTS: The Vendor has no knowledge of any facts, nor are there any facts which should reasonably be known to the Vendor relating to Gold Cap or to the Project not herein disclosed, which might be reasonably expected to diminish the Purchaser's appreciation of the worth or profitability of Gold Cap or the Project or which, if known by the Purchaser, might be reasonably expected to deter it from completing the transaction herein contemplated.

3.2 The representations and warranties in Section 3.1 hereof shall in no way be abridged, reduced, waived, considered fulfilled or otherwise affected by any examination or inspection made by or on behalf of the Purchaser at any time. With the exception of Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d) and 3.1(e) hereof as they relate to the Vendor, this Section 3.2 shall not apply if, as of the date hereof, Jack Stoch, President of the Purchaser, has actual knowledge of any facts inconsistent with the representations and warranties of the Vendor made in this Section 3.1, unless Jack Stoch has so advised the Purchaser in writing.

3.3 On or about November 30, 1996, the Vendor ceased to have any representation on the board of directors of Gold Cap. Consequently, any representation or warranty set forth in Section 3.1 hereof, other than
         Section 3.1(x), as it relates to the business, operations and affairs of Gold Cap is limited to the period to and including November 30, 1996.


4.       REPRESENTATIONS OF THE PURCHASER

4.1 The Purchaser hereby represents and warrants as follows and hereby acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the consummation by the Vendor of the transactions contemplated in and by this Agreement:

         (a) INCORPORATION: The Purchaser is duly incorporated and is a valid and subsisting company in good standing under the laws of its jurisdiction of incorporation (being the Province of Quebec) and under the laws of each jurisdiction in which it carries on business.

         (b) CAPACITY: The Purchaser has the corporate capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         (c) CORPORATE PROCEEDINGS: The Purchaser has, by proper corporate proceedings, duly authorized the execution and delivery of this Agreement and the performance of its obligations contemplated herein.

         (d) ENFORCEABILITY: This Agreement and all other documents, instruments and agreements referred to herein to be executed by the Purchaser have been duly and validly executed and delivered by the Purchaser and, as of the Time of Closing on the Closing Date, constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except that the rights and remedies of the Vendor hereunder may be subject to and affected by the law relating to bankruptcy, insolvency, re-organization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement, or such other document, instrument or agreement.

         (e) NECESSARY APPROVALS: Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provisions of the constating documents or by-laws of the Purchaser;

                  or (ii) violate any judgment, order, writ, injunction, decree or award against, or binding upon, the Purchaser.

         (f) REPORTING ISSUER: The Purchaser is a reporting issuer under the provisions of the Securities Act (Quebec) and the Securities Act (Ontario) and is not in default of any of the requirements of either of the said Acts relating to continuous disclosure.

         (g)      RESPECT OF OBLIGATIONS: The Purchaser shall comply with
                  Section 4.2 of the Merger Agreement. In the event that the Purchaser ceases to fund pursuant to Section 4.2 of the Merger Agreement prior to the Time of Closing, the Vendor shall be entitled to treat this Agreement as terminated, upon sending written notice to the Purchaser. Until the Time of Closing, the Purchaser shall not agree to any amendment of Section 4.2 of the Merger Agreement without the prior written consent of the Vendor, which consent shall not be unreasonably withheld.

4.2 The representations and warranties in Section 4.1 hereof shall in no way be abridged, reduced, waived, considered fulfilled or otherwise affected by any examination or inspection made by or on behalf of the Vendor at any time.


5.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 Except as may be specifically contemplated (including with reference to the context of the statement or document), the representations, warranties and covenants contained in this Agreement, in any schedule to this Agreement, in any documents to be executed and delivered pursuant to this Agreement and in any document executed and delivered in connection with the completion of the transactions contemplated herein shall survive the closing of the transactions contemplated herein and, notwithstanding such closing and notwithstanding any investigations made by or on behalf of any party hereto, shall continue in full force and effect:

         (a) with respect to the warranties, representations and covenants contained in Sections 3.1(a), 3.1(c) and 3.1(w) hereof, forever; and

         (b) as to all other warranties, representations and all covenants, for a period of three years following the Time of Closing on the Closing Date.

6.       COVENANTS OF THE PARTIES DURING THE INTERIM PERIOD

6.1 The Vendor hereby covenants that, during the period commencing on the date hereof and terminating at the Time of Closing on the Closing Date (hereinafter referred to as the "INTERIM PERIOD"), the Vendor will use its best efforts to cause Gold Cap:

         (a) to carry on its business in the ordinary course and use its best efforts to preserve the assets, its business and the clients, customers and suppliers connected therewith;

         (b) to give the Purchaser, its legal counsel, advisors and other representatives full access during normal business hours to its management, employees, properties, books, contracts, commitments and records;

         (c) to furnish the Purchaser with all information concerning its affairs as the Purchaser may reasonably request, including, without limitation, copies of all legal opinions with respect to its title to the Project;

         (d) to instruct and authorize its audit and tax advisors to cooperate with the Purchaser's advisors and legal counsel and to give to such advisors and legal counsel full access during such period to its files and working papers;

         (e)   to permit the Purchaser to observe all its operations;

         (f) to do all things and cause all things to be done to ensure that the Merger Agreement is executed and that all of the representations and warranties of the Vendor as they relate to Gold Cap, its properties, assets and business, contained in this Agreement, remain true and correct throughout the Interim Period as if such representations and warranties were continuously made throughout such period;

         (g) not to enter into any contracts, commitments or transactions pertaining to its business, provided that in no event shall actions or matters permitted under this Section
               6.1 together involve an amount greater than an aggregate of US $15,000, without the prior written consent of the Purchaser, which consent may be withheld at the discretion of the Purchaser;

         (h) not to enter into, prior to the termination, if any, of this Agreement, any negotiations or discussions of any kind or nature whatsoever with any person (other than the Purchaser) relating to the potential sale of any portion of Gold Cap's interest in the Project or with respect to any corporate reorganization or merger of Gold Cap with any corporation (other than the Merger);

         (i) not to incur any indebtedness, obligations or liability or make any payment in respect thereof, provided that in no event shall actions or matters permitted under this Section
               6.1 together involve an amount greater than an aggregate of US $15,000, without the prior written consent of the Purchaser;

         (j) not to acquire or agree to acquire additional assets, provided that in no event shall actions or matters permitted under this Section 6.1 together involve an amount greater than an aggregate of US $15,000, without the prior written consent of the Purchaser, which consent may be withheld at the discretion of the Purchaser;

         (k) not to increase the wages or salaries or any other form of remuneration, direct or indirect, of any of its directors, officers, employees or consultants, except with the prior written consent of the Purchaser, which consent may be withheld at the discretion of the Purchaser;

         (l) not to sell, agree to sell or otherwise dispose of any of its assets, provided that in no event shall actions or matters permitted under this Section 6.1 together involve an amount greater than an aggregate of US $15,000, without the prior written consent of the Purchaser, which consent may be withheld at the discretion of the Purchaser;

         (m) to keep its current insurance in full force and effect and, to the extent that the Purchaser so directs, to increase its insurance in the manner determined by the Purchaser;

         (n) to pay, satisfy and discharge its obligations and liabilities in the ordinary course of business, subject to the prior written consent of the Purchaser, which consent may be withheld at the discretion of the Purchaser;

         (o) promptly to advise the Purchaser in writing of any material adverse change in its condition, financial or otherwise;

         (p) to provide the Purchaser with all information required to enable the Purchaser to prepare and file all notices and applications required to be filed for the purposes of obtaining any regulatory consent which is required in connection with the transactions contemplated herein;

         (q) not to borrow or incur any indebtedness except with the prior written consent of the Purchaser, which consent may be withheld at the discretion of the Purchaser;

         (r) not to make any payments of any type to any officer, director or shareholder of Gold Cap or any person not dealing at arms' length (as such term is construed in the Income Tax Act (Canada)) with any of the foregoing except with the prior written consent of the Purchaser, which consent may be withheld at the discretion of the Purchaser, and except in connection with the agreements set out in Schedule 6.1(r);

         (s) not to recapitalize or take any other steps which may have a fundamental effect upon its financial position or its business, except in connection with the agreements set out in
               Schedule 6.1(s);

         (t) not to amend its Articles, amalgamate or merge with any other corporation (except for the Merger), or issue any shares, options, warrants or other securities;

         (u) to provide its written consent to any relevant governmental authority to the release to the Purchaser of information concerning it;

         (v) to provide to the Purchaser and its legal counsel and other representatives of the Purchaser its files and records relating to any environmental audit, assessment, site characterization, report, study or investigation relating to the environmental status of the Project;

         (w) to provide to the Purchaser, its legal counsel and other advisors, copies of surveys of any of the Project prepared at any time;

         (x) to do all things necessary or desirable to assist the Purchaser to prepare and file all necessary applications and documents with the appropriate regulatory authorities in order to obtain all necessary consents with respect to the transactions contemplated herein;

         (y) to use its best efforts to obtain the approval of NASDAQ and the Securities and Exchange Commission with respect to the transactions contemplated herein if such approval is, in fact, required; and

         (z) to cause a meeting of its shareholders to be duly called and properly held as soon as possible after the date hereof, and in no event later than August 30, 1997, to approve the Merger (hereinafter referred to as the "GOLD CAP MERGER MEETING").

         For the purposes of this Section 6.1, the parties acknowledge that the Vendor has no representation on the board of directors of Gold Cap and that none of the officers of Gold Cap are officers, directors or employees of the Vendor.

6.2 The Vendor hereby covenants that, during the Interim Period (unless otherwise indicated), it will:

         (a) do all things and cause all things to be done to ensure that all of the representations and warranties of the Vendor contained in this Agreement remain true and correct throughout the Interim Period as if such representations and warranties were continuously made throughout such period;

         (b) provide the Purchaser with all information required to enable the Purchaser to prepare and file all notices and applications required to be filed for the purposes of obtaining any regulatory consent which is required in connection with the transaction contemplated herein;

         (c) cause a meeting of its shareholders to be duly called and properly held no later than May 14, 1997 to approve the sale of the Gold Cap Shares to the Purchaser as contemplated herein (the "ROYALSTAR MEETING"). At the Royalstar Meeting, in no circumstance may the shareholders be called upon to vote on any matter relating to the sale of any portion of the Gold
                  Cap Shares to any person, firm or corporation other than the Purchaser or its nominee and the sale of the Gold Cap Shares to the Purchaser shall be considered by the shareholders prior to any other matter, to the extent permitted by applicable law. In the event that the sale of the Gold Cap shares to Globex is approved by the Royalstar shareholders and the transaction does not close for reasons attributable to Globex, Globex will assume the cost, up to a maximum amount of CDN $20,000, of any subsequent meeting of the shareholders of Royalstar called within one year thereafter for the purposes of considering the sale by Royalstar of the Gold Cap shares to a third party;

         (d) with respect to the meeting of the shareholders of the Vendor called to approve the purchase and sale of the Gold Cap shares in accordance with the terms of this Agreement, the Vendor shall deliver to the Purchaser a draft of the proxy circular (the "PROXY CIRCULAR") that it intends to deliver to each shareholder of the Vendor at least five (5) days prior to the anticipated date of mailing or delivery of same in order to permit the Purchaser to review and provide comments on same, which comments the Vendor shall not be required to act on so long as the Proxy Circular accurately represents the Purchaser's offer and situation. The Proxy Circular shall accurately reflect the terms and conditions of this Agreement;

         (e) to use its best efforts to obtain the approval of the Vancouver Stock Exchange and NASDAQ with respect to the transactions contemplated herein if such approval is, in fact, required;

         (f) grant and deliver to the Purchaser, concurrently with the execution of this Agreement, an irrevocable power of attorney, in form and substance satisfactory to the Purchaser and its legal counsel, in order to permit the Purchaser to vote the Gold Cap Shares in favour of the Merger at the Gold Cap Merger Meeting;

         (g) deliver to the Purchaser, concurrently with the execution of this Agreement, an irrevocable proxy in form and substance satisfactory to the Purchaser and its legal counsel from each director and officer of the Vendor holding shares of the Vendor, whether directly or indirectly, permitting the Purchaser to vote the shares held by such director, officer or shareholder in the capital stock of the Vendor at any meeting of the shareholders of the Vendor which is called to approve the purchase of the Gold Cap Shares by the Purchaser as contemplated herein;

         (h) with respect to the meeting of the shareholders of the Vendor called to approve the purchase and sale of the Gold Cap shares in accordance with the terms of this Agreement, do all things and cause each of its officers and directors to do all things in order that the shareholders approve the purchase and sale, including, without limitation, public and written statements in favour thereof and solicitation of proxies from shareholders in favour thereof;

         (i) do all things necessary or desirable to assist the Purchaser to prepare and file all necessary applications and documents with the appropriate regulatory authorities in order to obtain all necessary consents with respect to the transactions contemplated herein;

         (j) not to initiate or pursue, prior to the termination, if any, of this Agreement, any negotiations or discussions of any kind or nature whatsoever with any person (other than the Purchaser) relating to the potential sale of any portion of the Gold Cap Shares to any third party;

         (k) not purchase or otherwise acquire any shares or other securities in the capital stock of Gold Cap without the prior written consent of the Purchaser;

         (l) consent to and cause its employees, officers and directors to consent to the cancellation of all outstanding options to purchase capital stock of Gold Cap, if any, which are currently held by any of the Vendor's employees, officers or directors;

         (m) include in the Proxy Circular that is mailed or delivered to the shareholders of the Vendor a statement, in form and substance satisfactory to the Purchaser and its legal counsel, to the effect that TVX Gold Inc. will be voting its shares at such meeting in favour of the purchase of the Gold Cap Shares by the Purchaser as contemplated herein.

6.3 The Purchaser hereby covenants that during the Interim Period, it will use its best efforts to obtain all regulatory approvals required of it (including, without limitation, those of The Toronto Stock Exchange and The Montreal Exchange) with respect to the transactions contemplated herein.


7.       CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER

7.1 The purchase and sale of the Gold Cap Shares is subject to the following terms and conditions which are deemed to be for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing on the Closing Date:

         (a) All representations and warranties contained herein on the part of the Vendor shall be true in all respects at the Time of Closing on the Closing Date, as though then made, except to the extent that a different time is stated in such representation and warranty; and there shall have been compliance in all respects with the covenants and obligations on the part of the Vendor and Gold Cap contained herein, which are to be complied with at or prior to the Time of Closing on the Closing Date, each and every one of which is hereby deemed to be a condition to the closing of the transaction contemplated herein. In this regard, the Vendor shall deliver to the Purchaser a certificate of an officer of the Vendor confirming that the representations and warranties of the Vendor contained in this Agreement are true in all respects as at the Time of Closing on the Closing Date, as though then made and that the covenants of the Vendor to be complied with at or prior to the Time of Closing on the Closing Date have been complied with in all respects;
                  provided that the receipt of such evidence and the closing of the transaction contemplated herein shall not be a waiver of the representations, warranties and covenants of the Vendor which are contained in this Agreement.

         (b) All required regulatory and third party approvals and consents to the transactions contemplated herein shall have been obtained in form and upon terms satisfactory to the Purchaser and its legal counsel in compliance with applicable laws and without affecting or resulting in the cancellation or termination of any license or permit held by Gold Cap relating to the Project or any part thereof.

         (c) The Vendor shall have delivered proof satisfactory to the Purchaser and its legal counsel, that the approval of the shareholders of the Vendor to the purchase and sale of the Gold Cap Shares in accordance with the terms of this Agreement has been obtained by the requisite majority pursuant to a meeting of such shareholders, duly called and properly held to consider same.

         (d) The Purchaser shall have received proof satisfactory to it and its legal counsel that the shareholders of Gold Cap have approved, by the requisite majority, the merger of a wholly-owned subsidiary of the Purchaser (hereinafter referred to as the "MERGER") with Gold Cap in accordance with the terms of an agreement entered into between, inter alia, the Purchaser and Gold Cap dated as of March 5, 1997 pursuant to which all of the shares in Gold Cap held by shareholders other than the Vendor will be exchanged upon the Effective Date (as defined hereinafter) for shares of the Purchaser on the basis of one common share of the Purchaser for every
                  3.622 common shares in the capital stock of Gold Cap held by a shareholder (other than the Vendor), subject to adjustment in the manner set out in the said agreement (hereinafter referred to as the "MERGER AGREEMENT").

         (e) The Purchaser and its legal counsel shall be satisfied that each of the purchase and sale of the Gold Cap Shares contemplated herein and the Merger is an exempt takeover bid within the meaning of the Securities Act (British Columbia) and applicable United States securities legislation.

         (f) The Purchaser shall have satisfied itself that the representations and warranties of the Vendor as set forth in this Agreement relating to the Project are true and correct.

         (g) The Purchaser shall have received all financing necessary (upon terms and conditions satisfactory to the Purchaser in its sole and absolute discretion) to purchase the Gold
                  Cap Shares, as contemplated herein, and to effect the repayment of debt contemplated in Section 2.2 hereof. In connection with the foregoing, the Purchaser shall advise the Vendor, as soon as possible after the date hereof, as to the minimum amount of financing that the Purchaser will require in order to meet its obligations as described in this subsection (g) (the "MINIMUM AMOUNT"). Furthermore, prior to the Royalstar Meeting, the Purchaser shall confirm, in writing, to the Vendor that it, or any agent engaged by it, has procured subscribers for the Minimum Amount, subject to final documentation and regulatory approval.

         (h) The Purchaser shall have received a written opinion of legal counsel addressed to the Purchaser and its legal counsel, in form and substance satisfactory to the Purchaser and its legal counsel, that all acts and steps necessary or desirable to effect the Merger have been completed.

         (i) The Purchaser shall have received a written opinion of the Vendor's legal counsel (which opinion shall not relate to the laws of the United States), in a form and substance satisfactory to the Purchaser and its legal counsel:

                  (i) that the Vendor has been duly incorporated and organized and is a valid and subsisting corporation under the laws of its incorporation;

                  (ii) that all necessary corporate actions and proceedings have been taken by the Vendor to authorize and permit the due and valid transfer of the Gold Cap Shares at the Time of Closing on the Closing Date from the Vendor to the Purchaser;

                  (iii) that the purchase of the Gold Cap Shares pursuant to this Agreement is an exempt takeover bid within the meaning of the Securities Act (British Columbia);

                  (iv) that this Agreement has been duly executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms (subject to bankruptcy laws and the availability of equitable remedies) and, to the knowledge of counsel, does not violate the provisions of any instrument or agreement to which the Vendor is a party or by which it is bound; and

                  (v) as to such other matters as the Purchaser may reasonably specify.

         (j) All of the conditions set forth in Section 6.2 of the Merger Agreement shall have been fulfilled.

         (k) The Vendor shall cause all necessary steps and proceedings as may reasonably be approved by the Purchaser's legal counsel to be taken so that the Gold Cap Shares may be properly transferred to the Purchaser at the Time of Closing on the Closing Date; and in this regard, to deliver to the Purchaser at the Time of Closing on the Closing Date certificates representing all of the Gold Cap Shares, duly endorsed in blank for transfer.

         (l) The Vendor shall execute and deliver to the Purchaser all other documents which require execution and delivery by the Vendor pursuant to this Agreement at the Time of Closing on the Closing Date.

         (m) The Purchaser is satisfied that all acts, steps and events necessary or desirable to effect the Merger have been completed, including, without limitation, the filing of the Articles of Merger with the Colorado Secretary of State and the acceptance by the Colorado Secretary of State of the Articles of Merger.

         (n) The Purchaser shall have received confirmation satisfactory to it from the auditors of Gold Cap that all financial statements of Gold Cap delivered to the Purchaser or its advisors for the period up to the Time of Closing have been prepared in accordance with generally accepted accounting principles and present in a fair and accurate manner the financial status of Gold Cap for the period covered by such financial statements.

         (o) The Purchaser and its legal counsel shall be satisfied that none of Gold Cap or any of the Gold Cap Subsidiaries will be required to include in a taxable period on or after the later of (X) the filing of the Articles of Merger with the Colorado Secretary of State; and (Y) the effective date specified in the Articles of Merger, which date shall be no later than August 31, 1997 (hereinafter referred to as the "EFFECTIVE DATE") taxable income (1) attributable to income that economically accrued in a taxable period ending on or before the Effective Date, including, without limitation, as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting, or (2) by reason of Section 481 of the Code or comparable provisions of state, local or foreign law.


7.2 In case any of the conditions set forth in Section 7.1 hereof shall not be satisfied at the Time of Closing on the Closing Date, the Purchaser may:

         (a) refuse to complete the transaction contemplated herein by notice to the Vendor, and, in such event, subject to
                  Section 11 hereof, each of the Purchaser and the Vendor shall be released from all obligations hereunder and the Agreement terminated; or

         (b) complete the transaction contemplated herein, it being expressly understood and agreed that the Purchaser may rely, notwithstanding such completion, upon the representations, warranties, covenants and conditions contained in this Agreement, provided that any of the unsatisfied conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition or conditions. Any such waiver must be in writing and delivered to the Vendor prior to the Time of Closing on the Closing Date.

8.       CONDITIONS OF CLOSING IN FAVOUR OF THE VENDOR

8.1 The purchase and sale of the Purchased Shares is subject to the following terms and conditions which are deemed to be for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Time of Closing on the Closing Date:

         (a) All representations and warranties contained herein on the part of the Purchaser shall be true in all respects at the Time of Closing on the Closing Date, as though then made.
                  In this regard, the Purchaser shall deliver to the Vendor a certificate of an officer of the Purchaser confirming that the representations and warranties of the Purchaser contained in this Agreement are true in all respects as at the Time of Closing on the Closing Date, as though then made and that the covenants of the Purchaser to be complied with at or prior to the Time of Closing on the Closing Date have been complied with in all respects; provided that the receipt of such evidence and the closing of the transaction contemplated herein shall not be a waiver of the representations, warranties and covenants of the Purchaser which are contained in this Agreement.

         (b) The purchase price for the Gold Cap Shares shall be paid to the Vendor at the Time of Closing in accordance with the provisions of Section 1.3 hereof.

8.2 In case any of the conditions set forth in Section 8.1 hereof shall not be satisfied at the Time of Closing on the Closing Date, the Vendor may:

         (a) refuse to complete the transaction contemplated herein by notice to the Purchaser, and, in such event, each of the Purchaser and the Vendor shall be released from all obligations hereunder and the Agreement terminated; or

         (b) complete the transaction contemplated herein, it being expressly understood and agreed that, following such completion, the Vendor may rely, notwithstanding such completion, upon the representations, warranties, covenants and conditions contained in this Agreement, provided that any of the unsatisfied conditions may be waived in whole or in part by the Vendor without prejudice to its rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition or conditions. Any such waiver must be in writing and delivered to the Purchaser prior to the Time of Closing on the Closing Date.

9.       INDEMNIFICATION

9.1 The Vendor covenants and agrees to indemnify and save harmless the Purchaser from and against any loss or damage suffered by the Purchaser as a result of any breach of, non-compliance with, or untruth of any of the representations, warranties, covenants or indemnities of the Vendor contained in this Agreement, in any schedule, in any documents to be executed and delivered by the Vendor to this Agreement or in any documents executed and delivered by the Vendor in connection with the completion of the transactions contemplated herein, including, without limiting the generality of the foregoing, all costs and expenses (including legal fees incurred in connection with any such loss or damage and in connection with any claim under this Section 9).

9.2 The Purchaser covenants and agrees to indemnify and save harmless the Vendor from and against any loss or damage suffered by the Vendor as a result of any breach of, non-compliance with, or untruth of any of the representations, warranties, covenants or indemnities of the Purchaser contained in this Agreement, in any schedule, in any documents to be executed and delivered by the Purchaser to this Agreement or in any documents executed and delivered by the Purchaser in connection with the completion of the transactions contemplated herein, including, without limiting the generality of the foregoing, all costs and expenses (including legal fees incurred in connection with any such loss or damage and in connection with any claim under this Section 9).

9.3 For greater certainty, unless otherwise specifically stated herein, any claim for indemnification under this Section 9 must be made by the Claimant (as defined below) on or prior to the date on which the representation, warranty or covenant in question ceases to survive pursuant to the provisions of Section 4 hereof.

9.4 Any party entitled to indemnification hereunder (hereinafter referred to as the "CLAIMANT") shall give notice to the party from whom indemnification is claimed (hereinafter referred to as the "INDEMNIFIER"), as soon as reasonably possible, of any claims asserted by such Claimant or by third parties for which the Indemnifier may be liable pursuant to the provisions of this Section 9 and shall provide reasonable particulars thereof (provided that any accidental failure to provide any such notice or particulars shall not prejudice the rights of the Claimant).

         The Indemnifier shall be entitled (but not required), at its sole expense, to participate in or to assume the defence of any suit or the conduct of any proceeding brought to enforce such claim or proceeding, provided that it so notifies the Claimant hereunder within five days of receipt or deemed receipt of such notice and furnishes to the Claimant hereunder such security or other assurances as such party may reasonably request in connection therewith and provided further that such dispute is prosecuted or negotiations conducted by the Indemnifier in good faith and with due diligence. In such event the Claimant shall cooperate and shall be entitled to participate with the Indemnifier in maintaining such defence; provided, however, that any defence so assumed shall be conducted through legal counsel acceptable to the Claimant, acting reasonably, and that no settlement or admission of liability may be made by the Indemnifier or the Claimant without the prior written consent of the other. Provided further that, in the event that the Claimant shall be unable to obtain timely advice from the Indemnifier with respect to any such matter relating to any such negotiations, the Claimant shall be entitled to deal with same in such manner as it, in the reasonable exercise of its judgment, deems appropriate.

         If the Indemnifier does not elect to participate in or assume the defence of such claim, the reasonable fees, costs and expenses of the counsel for the Claimant shall be paid by the Indemnifier. If the Indemnifier does elect to participate in or assume the defence of such claim, the Claimant shall have the right to retain other counsel to act on its behalf; provided that the fees and disbursements of such other counsel shall be paid by the Claimant, unless:

         (a) the Indemnifier and the Claimant shall have mutually agreed to the retention of the other counsel at the cost and expense of either of them; or

         (b) the representation of such parties by the same counsel would, in the reasonable opinion of the Claimant, be inappropriate due to the differing acts of, or potential differing interests between them or potential differing legal defences, in which case such fees and disbursements shall be paid by the Indemnifier.

9.5 Any payment required to be made pursuant to this Section 9 shall be increased by an amount in respect of interest accrued, in arrears, from the date upon which the Claimant pays money giving rise to the claim to the time of repayment by the Indemnifier at an annual rate equal to the prime rate then in effect at the Purchaser's principal bank.

9.6 Save and except with regard to the representations and warranties referred to in Sections 3.1(a), 3.1(c) and 3.1(w), there shall be no liability and no payment required to be made by one party to the other pursuant to the provisions of this Section 9 for a breach of its covenants, representations and warranties contained herein, except for such breaches which result, in the aggregate, in a liability for indemnification in excess of $50,000.00. For greater certainty, if the liability of the indemnifying party exceeds, in the aggregate, the said threshold of $50,000.00, the full amount of such liability shall be payable.

9.7 The rights and benefits provided in this Section 9 are supplemental to any other rights, actions or causes of action which may arise pursuant to any other section of this Agreement.

10.      CLOSING ARRANGEMENTS

10.1 The closing of the transactions contemplated herein shall occur no later than the seventh (7th) business day following (i) the date on which all regulatory approvals required to be obtained in connection with the transactions contemplated in and by this Agreement are, in fact, obtained; and (ii) the requirements of Section 7 hereof have been fully satisfied (hereinafter referred to as the "CLOSING DATE"). Notwithstanding the foregoing, each of the parties hereto covenants to use its best efforts to close the transactions herein contemplated on or before June 30, 1997. In the event that the Closing Date has not occurred by August 29, 1997, this Agreement shall be terminated and each of the parties shall be released from all further obligations hereunder, subject to the right of the Purchaser to receive shares of the Vendor as contemplated in Section 11 hereof.

10.2 The closing of the transactions contemplated herein shall occur at 10:00 a.m. (hereinafter referred to as the "TIME OF CLOSING") on the Closing Date, at the offices of Heenan Blaikie, located at Suite 2600, Royal Bank Plaza, 200 Bay Street, South Tower, Toronto, Ontario, M5J 2J4 or at such other time or place as may be agreed to in writing by the parties hereto.

10.3 The Purchaser shall withhold and deduct from the purchase price any and all amounts required under Section 1445 of the U.S. Internal Revenue Code of 1986, as amended (the "CODE") and pay such amount to the U.S. Internal Revenue Service. In general, such withholding will be ten percent (10%) of the purchase price. The Purchaser shall be required to make such withholding unless the Vendor is able to satisfy the Purchaser, pursuant to the terms and procedures of Section 1445 and the regulations and administrative procedures thereunder, that such withholding is not required or that a lesser amount of withholding is required.

10.4 At the Effective Date as referred to in section 7.1(o) of this Agreement, the Purchaser shall cause Gold Cap to pay the Vendor US $608,000, which shall constitute full and final payment of all amounts due or owing by Gold Cap to the Vendor.


11.      RIGHT TO RECEIVE SHARES OF THE VENDOR

11.1 In the event that the shareholders of the Vendor do not, by the requisite majority, approve the transactions contemplated herein at a meeting of such shareholders, duly called and properly held, and, within one (1) year of such vote, the Vendor enters into an agreement, commitment or arrangement to sell any of the Gold Cap Shares to any person (other than the Purchaser) or to grant an option or other right capable of becoming an agreement to sell any of the Gold Cap Shares to any person (other than the Purchaser) (hereinafter referred to as the "THIRD- PARTY TRANSACTION"), then, in such circumstance, the Vendor shall be required to pay to the Purchaser an amount equal to 15% of the amount by which the price at which the Vendor has agreed to sell each such Gold Cap Share pursuant to the Third-Party Transaction exceeds U.S. $0.80 multiplied by the number of Gold Cap Shares which are the object of the Third-Party Transaction, subject to adjustment in the event of the consolidation, subdivision or other reorganization of Gold Cap or its share capital. In the event that non-monetary consideration is to be received by the Vendor pursuant to the terms of the Third-Party Transaction, the value of such non-monetary consideration shall be determined by an independent valuator selected by the parties hereto within seven days of the entering into of the Third-Party Transaction by the Vendor and, in the absence of an agreement as to the independent valuator, then such selection shall be made by a judge of the Supreme Court of the Province of British Columbia at the request of either party hereto. Payment of the amount due to the Purchaser pursuant to this Section 11 shall be made within three days of the closing of the Third-Party Transaction or in the event that non-monetary consideration is to be received by the Vendor pursuant to the terms of the Third-Party Transaction, such payment shall be made within three days following the determination of the independent valuator as to the monetary value of such consideration.

11.2 The provisions of this Section 11 shall survive the termination of the Agreement.


12.      PUBLIC DISCLOSURE

12.1 At Time of Closing on the Closing Date, the parties will cooperate in making a joint public announcement as to completion of the transactions herein. After the Closing Date, the Vendor will not issue any press release or make any other public disclosures concerning the contents of this Agreement without the prior written consent of the Purchaser. Notwithstanding the above, nothing in this Section 12 will preclude any party from making any disclosures required by law, regulation or court or administrative order or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, provincial, state or local governmental body, authority or agency (including, without limitation, any filings or notifications required to be made pursuant to applicable securities laws and regulations).


13.      MISCELLANEOUS

13.1     This Agreement is subject to regulatory approval.

13.2 All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or facsimile transmission (provided an original copy is immediately sent by prepaid courier specifying immediate or next day delivery) addressed to such other party or delivered or transmitted to such other party as follows:

         If to the Purchaser:      Globex Mining Enterprises Inc.
                                   146 - 14th Street
                                   Rouyn-Noranda, Quebec
                                   J9X 2J3

                                   ATTENTION: THE PRESIDENT

                                   Telecopier No:  (819) 797-1470

         with a copy to:           Heenan Blaikie
                                   1250 Rene-Levesque Blvd. West
                                   Suite 2500
                                   Montreal, Quebec
                                   H3B 4Y1

                                   ATTENTION: NEIL WIENER

                                   Telecopier No:  (514) 846-3427

         If to the Vendor:         Royalstar Resources Ltd.
                                   1055 W. Hastings Street
                                   Suite 1400
                                   Vancouver, British Columbia
                                   V6E 2E9

                                   ATTENTION: THE PRESIDENT

                                   Telecopier No:  (604) 683-6699


         with a copy to:           Mr. John W.W. Hick
                                   c/o TVX Gold Inc.
                                   Suite 4300, 161 Bay Street
                                   BCE Place
                                   Toronto, Ontario
                                   M5J 2S1

                                   Telecopier No:  (416) 366-8163
         or at such other address as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if transmitted, when the sender has confirmation that it has been received without interruption and has delivered an original copy for prepaid next day delivery.

13.3 The parties hereto agree and acknowledge that no provision contained herein shall be deemed to engage, in any way, the personal liability of any of the directors of the Vendor, unless a director acts in bad faith or in a dishonest manner.

13.4 The parties hereto covenant and agree to sign such other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

13.5 Save and except as otherwise provided herein, each party shall be responsible for its own legal and audit fees and other expenses incurred in connection with the purchase and sale of the Gold Cap Shares, the completion of the transactions contemplated herein and any post-closing matters in connection with the transactions contemplated herein.

13.6 This Agreement means this present agreement; "HERETO", "HEREOF" and "HEREUNDER" and similar expressions mean and refer to this Agreement and not to a particular section or provision. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a schedule refers to the specified section of, or schedule to, this Agreement.

13.7 In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

13.8 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

13.9 Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

13.10 This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

13.11 If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

13.12 This Agreement shall enure to the benefit of and shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other party, save and except that the Purchaser may, without the prior written consent of the Vendor, assign its rights to purchase the Gold Cap Shares hereunder to a subsidiary, in which event all references hereunder to the "Purchaser" shall mean and refer to such subsidiary, except where the context indicates otherwise.

13.13 No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

13.14 In the event that this Agreement is terminated, nothing herein shall in any way be an admission of any adverse fact or a waiver by either party of any rights.

13.15 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed by telecopier and any such signature shall be valid and binding.

13.16 The parties hereto acknowledge that they have required that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exige la redaction en anglais de la presente convention, ainsi que de tous documents executes, avis donnes et procedures judiciaires intentees, directement ou indirectement, a la suite ou relativement a la presente convention.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE FIRST HEREINABOVE MENTIONED.


                                   ROYALSTAR RESOURCES LTD.


                                   Per:  JOHN M. YOUNG
                                       ----------------------------------------
                                       Name:  John M. Young
                                       Title: President


                                   Per:  JOHN W.W. HICK
                                       ----------------------------------------
                                       Name:  John W.W. Hick
                                       Title: Chairman of the Independent
                                              Committee of the Board of
                                              Directors


                                    GLOBEX MINING ENTERPRISES INC.


                                    Per:  JACK STOCH
                                        ---------------------------------------
                                        Name:  Jack Stoch
                                        Title: President